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                                                                    EXHIBIT 10.8

NEW ENTERPRISE ASSOCIATES                       2490 Sand Hill Road
                                                Menlo Park, California 94025
                                                Tel: 650.854.9499
                                                Fax: 650.854.9397
                                                www.nea.com

   November 9, 2004

   HIGHLY CONFIDENTIAL
   TO BE READ BY ADDRESSEE ONLY

   Mr. Matthew R. Patterson
   1701 Jackson Street #709
   San Francisco, CA 94109

   Dear Matt:

   It has been a pleasure for all of us to meet and interact with you about opportunities with Amicus Therapeutics, and to discuss your role in making it a formidable biotechnology company. We are delighted, pending the..outcome of reference checks, to convey this offer to join the company as its Executive Vice President (EVP) Business Operations, and am confident that you will be an outstanding and successful leader in the company. We believe Amices' growth potential is tremendous and we sincerely and enthusiastically look forward to working with you.

   As we have discussed, you will be part of a team that will provide the leadership and strategic direction of Amicus. To that end, you will be employed on an "at-will" basis and will be responsible for the following; business development, human resources, IT and Facilities, intellectual property, business planning and strategy, product launch planning and program management. As Amicus succeeds, you will assist in appropriately growing the company and delegate various roles to additional executives you help hire.

   It is as exciting time to join Amicus, given the opportunities that the company is addressing. In your role, you will report to the CEO. Your individual compensation package, as outlined below, includes a variety of features which we believe will make your transition easier, both personally and professionally. Our overriding interest is to make sure you are intensely focused on, and handsomely rewarded for, the company's success.

   THE COMPENSATION PACKAGE

   Your starting salary will be at an annualized rate of Two Hundred arid Fifty Thousand Dollars ($250,000), minus customary deductions for federal and state taxes and the like, payable on regular company pay days. Your salary level will be reviewed annually.

Capital Partners for Entrepreneurs

                1119 St. Paul Street          One Freedom Square
                Baltimore, Maryland 21202     11951 Freedom Drive, Suite 1240
                Tel: 410.244.0115             Reston, VA 20190
                Fax: 410.752.7721             Tel: 703.709.9499
                                              Fax: 703.834.7579

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Mr. Matthew R. Patterson
November 9, 2004
Page 2

throughout your employment with the company during the company's regular performance review process.

Once you agree to join Amicus, you will receive a sign-on bonus of Twenty-Five Thousand Dollars ($25,000), minus customary deductions for federal and states taxes and the like.

In addition, you will be eligible for an annual performance bonus target of Fifty Thousand Dollars ($50,000), minus customary deductions for federal and states taxes and the like, payable in cash, based on the achievement of company-wide and individual performance goals.

You will initially be granted an incentive stock option to purchase One and One Half Percent (1.50%) of Amicus' current (B Round) fully diluted stock or [724,101] shares, This option will have an exercise price equal to the current fair market value of the company's common stock ($0.085) and will vest in the following manner over the four (4) year period commencing on your start date:
(i) Twenty -five Percent (25%) of this grant will vest after twelve months and
(ii) the balance of the grant will vest ratably over the following thirty six
(36) months, subject to the terms of the Amicus Therapeutics 2002 Equity Incentive Plan and a written agreement, which will include a right of first refusal in favor of the company as required by our stockholders agreement, to be provided by the company. This is a vesting schedule similar to that held by the rest of the senior management team at the Company.

In addition to the foregoing stock options, you will be eligible to receive additional stock options to be granted from time-to-time at the discretion of the Board of Directors.

You will be reimbursed for reasonable relocation expenses up to One Hundred Thousand Dollars ($100,000) to facilitate your move.

You may also participate in Amicus' standard employee benefits program, which includes group medical, dental, life and disability insurance as well as a company sponsored 401k savings and retirement plan, to the extent permissible under the relevant plans.

If you are terminated without Cause, you will be eligible for a continuation of six (6) months salary, an additional six (6) months of option vesting, plus payment of a bonus payment equal to the bonus earned in the preceding year. "Cause" means for any of the following reasons: (i) willful or deliberate misconduct by you that materially damages the company; (ii) misappropriation of company assets; (iii) conviction of or a plea of guilty or "no contest" to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the CEO of the company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.

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Mr. Matthew R. Patterson
November 9, 2004
Page 3

If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within six months of such Change in Control Event, then
(i) you will be entitled to receive a continuation of twelve (12) months salary, plus payment of a bonus payment equal to the bonus earned in the preceding year and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

"Change in Control Event" means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the company; (ii) a merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the company's assets. "Good Reason" means (i) a change in your position with the company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of the company or its successor greater than 50 miles away from the then current location of the company's principal offices.

Your right to receive accelerated vesting and severance payments pursuant to the preceding three paragraphs shall be subject to the condition that you execute a full release and waiver of all claims against the company and related parties, in a form acceptable to the company.

You will be required to sign a confidentiality agreement, which includes provisions relating to confidentiality of certain information, ownership of inventions, and restrictions on certain activities in order to protect the company's confidential information, trade secrets and goodwill, and a non-competition agreement providing that you will not engage in a competitive business during the term of your employment with the company and for a period of one year following termination of your employment. Such agreements are signed by all Amicus employees and consultants.

There is a two (2) year term on this agreement that will automatically renew unless either party provides a thirty (30) day notice of termination.

This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Amicus. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding your proposed employment with the company. The terms of your employment shall be governed by the law of the State of New Jersey and any disputes shall be resolved in a court of competent jurisdiction in New Jersey. This offer will expire, if not accepted, by November 15, 2004. or if you do not commence fulltime employment with the company within 60 days after such acceptance. We look forward to receiving your signed acceptance of this offer

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Mr. Matthew R. Patterson
November 9, 2004
Page 4

prior to November 15, with the expectation that you would begin working for Amicus on December 1, 2004.

Matt, it is may sincere hope that you will accept the role as EVP, Business Operations of Amicus Therapeutics, and help build it to be the highly successful company we believe it will be. On behalf of the Board of Directors of Amicus, I look forward to working with you in your role as EVP, Business Operations of the company.

                                                With best regards,

                                                /s/ Michael Raab
                                                --------------------------
                                                Michael Raab
                                                Partner
                                                New Enterprise Associates

Agreed to and accepted: /s/ Matthew R. Patterson                 11/15/04
                        -----------------------------            --------
                        Matthew R. Patterson                       Date